Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 6, 2007 Relating to Preliminary Prospectus
Supplement dated June 4, 2007
Registration No. 333-69848

Anthracite Capital, Inc.

 1.

Shares of Common Stock offered: 5,000,000

2.

Price to public: $11.75

3.

Settlement date: June 12, 2007

4.

As of June 6, 2007, Anthracite Capital, Inc. (the "Company") had $63 million of indebtedness outstanding under the Lehman Facility and under the Lehman Repurchase Agreement. The weighted average interest rate of indebtedness under the Lehman Facility and the Lehman Repurchase Agreement from April 19, 2007 through June 6, 2007 was 6.7%. Net proceeds from borrowings under the Lehman Facility and Lehman Repurchase Agreement were used to finance the Company's commercial real estate strategies, including investments in commercial real estate securities and commercial real estate loans.

The Company has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may request a copy of the prospectus from Lehman Brothers Inc. c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; email qiana.smith@broadridge.com or fax (631) 254-7268.